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                      February 14, 2023

       Christopher Guinta
       Chief Financial Officer
       New Fortress Energy Inc.
       111 W. 19th Street, 8th Floor
       New York, NY 10011

                                                        Re: New Fortress Energy
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38790

       Dear Christopher Guinta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation